NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Class A Common Stock, par value $0.01 per share and Depositary Shares, Each Representing a 1/40th Interest in a Share of 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the "Securities") of Silvergate Capital Corporation (the "Company") from listing and registration on the Exchange at the opening of business on May 22, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01E of the Listed Company Manual (the 'Manual') because the Company is currently delayed in filing with the Securities and Exchange Commission (the "SEC") its fiscal year ended December 31, 2022 Form 10-K. On May 11, 2023, the Company filed a Form 8-K with the SEC disclosing that it is unable to complete this filing or its Form 10-Q for the quarter ended March 31, 2023 and does not expect to be able to file any quarterly reports on Form 10-Q or annual reports on Form 10-K for subsequent periods. As a result, the Company will not be able to cure the late filer delinquency by the maximum allowable trading period under Section 802.01E of the NYSE's Listed Company Manual. On May 10, 2023, the Exchange halted trading in the Company's Securities. On May 11, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified by letter on May 11, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company notified the Exchange via e-mail on May 11, 2023 that it will waive its right to appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.